3:

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Calvert Variable Series, Inc.

(Name of Registrant as Specified in Its Charter)

Ameritas Portfolios

William M. Tartikoff, Esq.

Secretary

(Name of Person Filing Proxy Statement)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    Proposed maximum aggregate value of transaction:

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November __, 2001

Dear Policy Owner:

I am writing to inform you of the proxy vote by shareholders of the Calvert Variable Series, Inc. Ameritas Portfolios.

A summary of the proposals appears on the next few pages, followed by the detailed proxy statement. Please take a few minutes to read the enclosed material and vote on these important issues. The Board of Directors, including myself, believe these changes are in your best interest and that of your Portfolio.

Regardless of the number of units you own, it is important that you take the time to read the enclosed proxy materials, and vote on the issues as soon as you can. You may vote by mail or in person. If you do not cast your vote, you may be contacted by our proxy solicitation service, Management Information Services Corp. or by an Ameritas Acacia associate. All shareholders benefit from the speedy return of proxy votes.

I appreciate the time you will take to review these important matters. If we may be of any assistance or if you have any questions about the proxy issues, please call us at 800-745-1112, extension 2466.

Sincerely,

William J. Atherton

President

Calvert Variable Series, Inc.

Quick Overview of Proposals

Proposal 1

To ratify the election of the Board of Directors.

Affected Portfolios: All Ameritas Portfolios

Reason for the Proposal

The shareholders of the Ameritas Portfolios have not had an opportunity to formally vote on the Board members of the Calvert Variable Series, Inc. Thus, it is appropriate for the shareholders to ratify the complete slate of directors.

Proposal 2

To approve a new investment subadvisory agreement between AIC and the investment sub-advisor, John McStay Investment Counsel.

Affected Portfolios: Ameritas Small Capitalization Portfolio

Reason for Proposal

AIC has just recently entered into a subadvisory agreement with John McStay Investment Counsel. Federal law requires that the agreement be approved by shareholders.

Proposal 3

To authorize CVS and/or AIC to enter into a new and/or materially amended existing investment subadvisory agreements with a subadvisor in the future without having to first obtain shareholder approval.

Affected Portfolios: All Ameritas Portfolios

Reason for Proposal

As stated in Proposal 2, current Federal law provides that shareholders must approve a subadvisory agreement with an investment subadvisor. Calvert Variable Series, Inc. has received an exemption from this law so that it can enter into new subadvisory contracts, with Board approval, provided it then informs shareholders. This exemption will only go into effect as to all Ameritas Portfolios if shareholders authorize use of this exemption.

Proposal 4

To authorize CVS to remove the current expense cap on each Portfolio's average daily net assets.

Affected Portfolios: Ameritas Growth, Income & Growth, Mid Cap, Small Capitalization, Money Market, Emerging Growth, Growth With Income, Research, and Index 500 Portfolios

Reason for Proposal

Ameritas Portfolios and the investment adviser, Ameritas Investment Corp., currently operate under an expense cap for each of the Portfolios. As the investment adviser experiences increased costs, possibly related to the retention of new subadvisors for the Portfolios, it may be necessary to increase the expense cap.

Proposal 5

To ratify the Board's selection of auditors, Arthur Andersen LLP

Affected Portfolios: All Ameritas Portfolios

Reason for Proposal

Periodically, shareholders will be asked to approve independent auditors for the Fund. The auditors review certain reports and documents filed with federal and state governments, and audit financial statements to ensure that the Portfolios conform with generally accepted accounting principles.

CALVERT VARIABLE SERIES, INC.

Ameritas Growth

Ameritas Income & Growth

Ameritas MidCap Growth

Ameritas Small Capitalization

Ameritas Micro Cap

Ameritas Money Market

Ameritas Emerging Growth

Ameritas Growth With Income

Ameritas Research

Ameritas Select

Ameritas Index 500

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

PROXY STATEMENT

_______________, 2001

We are sending this proxy statement to you to ask you to approve several important changes. You may vote by mail or in person. Your vote is important. Please call us at 800-745-1112, extension 2466, if you have questions about this proxy.

This statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Calvert Variable Series, Inc.

The approximate date on which this proxy statement and form of proxy are first being mailed to shareholders is ___________________, 2001.

The Ameritas Portfolios are each a portfolio of the Calvert Variable Series, Inc. ("CVS" or "Fund"), an open-end management investment company incorporated in Maryland on September 27, 1982. CVS is authorized to issue three hundred twenty-five million shares of stock, at a par value of $1.00 per share. Issued shares are fully paid and non-assessable and have no preemptive or conversion rights. Shareholder voting rights are not cumulative.

Summary of Proposals

  For each Ameritas Portfolio: To ratify the election of the Board of Directors.

  For Ameritas Small Capitalization: To approve a new subadvisory agreement with John McStay Investment Counsel otherwise identical to the current investment subadvisory agreement in all material respects, except that it reflects a new subadvisory fee.
  For each Ameritas Portfolio: To authorize CVS and/or AIC to enter into a new and/or materially amended existing investment subadvisory agreement with a subadvisor in the future without having to first obtain shareholder approval.
  For Ameritas Growth, Income & Growth, Mid Cap, Small Capitalization, Money Market, Emerging Growth, Growth With Income, Research, and Index 500 Portfolios: To authorize CVS to annually increase the current expense cap not in excess of .10% of each Portfolio's average daily net assets.
  For each Ameritas Portfolio: To ratify the Board's selection of auditors, Arthur Andersen, LLP.

PROPOSALS

Proposal 1

For each Portfolio: To ratify the election of the Board of Directors.

Discussion

The purpose of this proposal is to ratify the election of the currently serving members of the Board of Directors. All of the individuals listed below have served as directors continuously since originally elected or appointed. Each will serve as a Director until the next meeting called for the purpose of electing a Board of Director and until a successor is elected and qualified, or until death, retirement, resignation or removal.

Name, Date of Birth, Principal Occupation During Last Five Years

& Year Elected or and Other Directorships

Appointed

*William J. Atherton DOB: 01/15/39 1999

Mr. Atherton is President of Calvert Variable Series, Inc. He is also President and Chief Operating Officer and Director of Ameritas Variable Life Insurance Company, a subsidiary of Ameritas Life and Ameritas Acacia Mutual Holding Company, which manufactures and distributes variable and fixed life and annuity policies. He was formerly President and Director of North American Security Life Insurance Company of Boston, MA. He serves on the Board of Directors of AMAL Corporation.

Frank H. Blatz, Jr., Esq. DOB: 10/29/35 1982	Mr. Blatz is a partner in the law firm of Snevily, Ely, Williams & Blatz. He was formerly a partner with Abrams, Blatz, Gran, Hendricks & Reina, P.A.
Alice Gresham Bullock DOB: 05/17/50 1999

Ms. Bullock is a Dean and Professor at Howard University School of Law. She was formerly Deputy Director of the Association of American Law Schools. Ms. Bullock is a member of the Board of Trustees, the Levine School of Music, Brigham Young University and the Board of Directors of Council on Legal Education Opportunity.

Charles E. Diehl DOB: 10/13/22 1983

Mr. Diehl is a self-employed consultant and is Vice President and Treasurer Emeritus of the George Washington University. He has retired from University Support Services, Inc. of Herndon, Virginia. Formerly, he was a Director of Acacia Mutual Life Insurance Company, and is currently a Director of Servus Financial Corporation.

*Thomas C. Godlasky DOB: 10/30/55 1999

Mr. Godlasky is Executive Vice President and Chief Investment Officer of AmerUS Group and President of AmerUS Capital Management, Inc. He was formerly a Manager of Fixed Income products at Providian Corp. He also serves on the Board of Directors of AmerUS Home Equity, AmVestors Corp. Delta Life & Annuity, Ameritas Variable Life Insurance Company, Ameritas Investment Corporation and AmerUS Group Foundation. He is also a Chartered Financial Analyst.

*Barbara J. Krumsiek DOB: 8/9/52 1997

Ms. Krumsiek is Chairman of Calvert Variable Series, Inc. She also serves as President, Chief Executive Officer and Vice Chairman of Calvert Group, Ltd. and as an officer and director of each of its affiliated companies. She is a director of Calvert-Sloan Advisers, L.L.C., and a trustee/director of each of the investment companies in the Calvert Group of Funds. Ms. Krumsiek is the President of each of the investment companies, except for Calvert Social Investment Fund, of which she is the Senior Vice President. Prior to joining Calvert Group, Ms. Krumsiek served as a Managing Director of Alliance Fund Distributors, Inc.

M. Charito Kruvant DOB: 12/08/45 1999

Ms. Kruvant is President of Creative Associates International, Inc., a firm that specializes in human resources development, information management, public affairs and private enterprise development. She is also a director of Acacia Federal Savings Bank.

Cynthia H. Milligan DOB: 4/11/46 1999

Ms. Milligan is dean, College of Business Administration, University of Nebraska, Lincoln. Formerly, she was the President and Chief Executive Officer for CMA, a consulting firm for financial institutions. She serves on the Board of Directors of Wells Fargo and Gallup, Inc. She also serves on the Board of Trustees of W.K. Kellogg Foundation.

*Arthur J. Pugh DOB: 9/24/37 1983	Mr. Pugh is a Director of Calvert Variable Series, Inc., and serves as a director of Acacia Federal Savings Bank.

Executive officers of the Fund not mentioned above include William Tartikoff, Esq., age 54, Vice President and Secretary, Ronald Wolfsheimer, age 54, Treasurer, Reno J. Martini, age 51, Senior Vice President, and Daniel Hayes, age 51, Vice President. Each has been an executive officer for more than five years.

Directors marked with an *, above, are "interested persons" of the Fund, under the Investment Company Act of 1940, because of their affiliation with the Fund, the investment advisor, or the parent company. [As a group, the Directors and officers own less than 1% of each Portfolio's outstanding shares.]

The Board met four (4) times during 2001. All Directors attended at least 75% of the meetings held. Directors of the Fund not affiliated with AIC or any other Calvert Board presently receive an annual fee of $15,000 for service as a member of the Board of Directors of the Calvert Family of Funds, and a fee of $1,500 for each regular Board meeting attended.

Directors of the Fund who are not affiliated with the Fund's Advisors may elect to defer receipt of all or a percentage of their fees and invest them in any fund in the Calvert Family of Funds through the Directors Deferred Compensation Plan (shown as "Pension or Retirement Benefits Accrued as part of Fund Expenses," below). Deferral of the fees is designed to maintain the parties in the same position as if the fees were paid on a current basis.

Director Compensation Table

Fiscal Year 2000

(unaudited numbers)

	Aggregate Compensation from Registrant for Service as director	Pension or Retirement Benefits Accrued as part of Registrant Expenses	Total Compensation from Registrant and Fund Complex paid to Director**
Name of Director
Frank H. Blatz, Jr.	$11,500	$0	$48,500
Alice Gresham Bullock	$22,500	$0	$22,500
Charles E. Diehl	$11,500	$0	$48,500
M. Charito Kruvant	$4,000	$6,000	$44,000
Cynthia H. Milligan	$21,000	$0	$21,000
Arthur J. Pugh	$0	$11,500	$48,500

*Messrs. Blatz, Diehl, Pugh and Ms. Kruvant have chosen to defer a portion of their compensation. As of December 31, 2000, total deferred compensation, including dividends and capital appreciation, was Blatz, $158,391; Diehl, $783,842; Pugh, $120,337 and Kruvant, $88,057.

**The Fund Complex had eleven (11) registered investment companies at December 31, 2000.

Recommendation

The Board recommends that you vote FOR each of the Directors listed above.

Proposal 2

Ameritas Small Capitalization only: To approve a new investment subadvisory agreement between Ameritas Investment Corp. ("AIC") and investment subadvisor, John McStay Investment Counsel ("McStay").

Discussion

As the advisor, AIC has traditionally contracted out subadvisory services for the Ameritas Small Capitalization Portfolio. Fred Alger Management, Inc. ("Fred Alger") served as Small Cap's investment subadvisor pursuant to an investment subadvisory agreement executed on October 29, 1999. Fred Alger is owned by Alger Inc. which in turn is owned by Alger Associates, Inc., a financial services holding company. [Fred M. Alger, III is the majority shareholder of Alger Associates, Inc. and may be deemed to control that company and its subsidiaries.] Their principal business address is 30 Montgomery St., Jersey City, NJ 07302.

At an October 25, 2001, meeting of the Board of Directors, the Board directed AIC to terminate Fred Alger as the subadvisor to Small Cap. In this connection, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve Small Cap's objective of long-term capital appreciation. After careful consideration by AIC of several candidates, receiving assistance from Morningstar Associates LLP in conducting the search and selection of a new subadvisor, AIC recommended, and the Board approved, the selection (subject to shareholder approval) of McStay as subadvisor for Small Cap. McStay assumed management responsibility for Small Cap as of November 1, 2001.

In reaching its decision, the Board reviewed information about McStay, as well as information about AIC's evaluation of other potential investment subadvisors. This information included details about McStay in general, and copies of regulatory disclosure materials filed with the SEC. Management met with McStay, and McStay made a presentation to the Board and responded to questions at the Board meeting.

John McStay Investment Counsel

McStay is organized as a limited partnership based in Dallas, Texas. AIG Global Investment Group, Inc., is the general partner and there are fifteen limited partners. McStay is located at 5949 Sherry Lane, Suite 1600 Dallas, TX 75225. As of September 30, 2001, McStay had approximately $5.6 billion in assets under management.

The firm performs investment management services for various clients, including pension, profit sharing and other employee benefit plans as well as other mutual funds, institutions and individuals, and has an established composite performance history of investing in Small Cap companies since December 1986, Mid Cap companies since December 1988, and Real Estate Securities since December 1993. Since its inception in 1983, John McStay Investment Counsel has focused solely on managing small-to-mid capitalization equity portfolios. The firm's four founders established a team approach to portfolio management several years prior to the firm's creation. The combined investment experience across the team now exceeds 250 years.

[McStay manages the Brazos mutual funds and separate accounts for institutional clients.]

McStay's Investment Professionals

McStay manages the Portfolio using a team approach. By using a team approach, the company avoids the risk of changes in portfolio management style that may be encountered when a lead manager approach is utilized. The team approach creates portfolio management stability, which provides confidence that the process is repeatable, and has been used for almost three decades.

McStay's Investment Strategy

McStay employs a fundamental research driven, bottom-up approach to building portfolios with a focus on fast-growing, profitable firms having a strong balance sheet and reasonable valuations. Their strategy for risk control is to hold a large number of investment in the portfolio, ranging from 80 to 100 companies, to avoid excessive exposure on any one selection. Generally, based on this number of names in the portfolio, the average weighting to any one investment will be 1.5% - 2.5%. Futures, options, nor any other form of derivatives are used in portfolio management. Annual turnover will typically range from 50% to over 100%, reflecting a focus on risk control.

McStay's Managing Directors

Name Title

John McStay Managing Director and Limited Partner

David Anthony Managing Director and Limited Partner

Brian Gerber Managing Director and Limited Partner

Wayne Willems Managing Director and Limited Partner

The New Subadvisory Agreement

The new investment subadvisory agreement between AIC and McStay (the "New Subadvisory Agreement") contains substantially the same terms as governed AIC's arrangement with Fred Alger. Until shareholders approve the New Subadvisory Agreement, AIC will compensate McStay pursuant to Rule 15a-4 under the 1940 Act. Rule 15a-4 states that an investment advisor may provide services to a portfolio and be paid for those services pursuant to a contract not yet approved by shareholders for a maximum period of 150 days, provided that (a) the Board of Directors of the Fund has approved the contract, and (b) the compensation does not exceed the amount payable to the preceding portfolio manager under its contract with the Fund. The compensation paid to McStay prior to shareholder approval of the New Subadvisory Agreement will not exceed the amount that would have been payable to Fred Alger under the prior arrangement. If shareholders do not approve the New Subadvisory Agreement, the Board will consider what action to take, including but not limited to, seeking the services of an alternate investment subadvisor.

If approved by Small Cap shareholders, the New Subadvisory Agreement will continue to January 1, 2003, unless terminated earlier, and will continue thereafter on an annual basis if approved by the Directors or shareholders and a majority of the Directors who are not interested persons of CVS, AIC or McStay.

As with the arrangement between AIC and Fred Alger, McStay's fee for investment subadvisory services is paid by AIC. Under the Current Subadvisory Agreement, AIC will pay McStay a subadvisory fee, payable monthly, at the annual rate of 0.75% on the first $200 million, .50% on the next $100 million, and .35% for over $300 million of the Portfolio's average daily net assets.

Under the Prior Subadvisory Agreement, AIC paid Fred Alger a subadvisory fee at the annual rate of 0.58% of the Portfolio's average daily net assets. For the fiscal year ended December 31, 2000, Fred Alger received from AIC $678,286 in fees. Under the New Subadvisory Agreement and proposed subadvisory fee described above, McStay would have received $877,094 in fees had the new subadvisory fees been in effect for that time period.

The Board reviewed Management's proposal and reasons for recommending the new subadvisory arrangement, as summarized above. The Board took into account: (1) the nature and quality of the services to be rendered by McStay, (2) an analysis of Small Cap's investment subadvisory fee, investment performance, expense ratios and expenses of Small Cap as compared to comparable mutual funds, (3) the investment performance of the other mutual funds for which McStay acts as investment adviser, (4) investment management staffing and the portfolio managers' respective experience and qualifications, and (5) the financial condition and resources of McStay. The Board considered all of the above matters and all of the factors together in arriving at its decision to approve the New Subadvisory Agreement, focusing primarily on the nature and quality of services, and giving equal weight to the remainder of the factors.

Based on its evaluation of the materials presented and assisted by the advice of independent counsel, the Board concluded that the New Subadvisory Agreement with McStay is in the best interest of Small Cap's shareholders.

Recommendation

Thus, the Board, including a majority of the Independent Directors, approved the New Subadvisory Agreement between AIC and McStay (subject to approval by Small Cap shareholders) and authorized submission of the New Subadvisory Agreement to shareholders for approval. Accordingly, the Board recommends that shareholders vote FOR the New Subadvisory Agreement.

Proposal 3

All Ameritas Portfolios: To authorize CVS and/or AIC to enter into a new and/or materially amended existing investment subadvisory agreement with a subadvisor in the future without having to first obtain shareholder approval.

Discussion

The SEC issued an Order to CVS permitting it to enter into a new and/or to materially amend an investment subadvisory agreement without shareholder approval. This Order can only become effective for the Ameritas Portfolios if shareholders have authorized use of this Order. Management believes that AIC's continuous supervision of the subadvisor will permit the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve performance.

Management believes that your interests as a shareholder are adequately protected by your voting rights with respect to the advisory agreement and the responsibilities assumed by AIC and the Board. It has found that requiring shareholder approval of a subadvisor and the subadvisory agreement imposes costs on the affected Portfolio without advancing shareholder interests. Further, there is the concern that requiring shareholder approval of changes to the existing subadvisory arrangements would prevent CVS from promptly and timely employing the subadvisor best suited to the needs of the affected Portfolio. Therefore, Management is seeking to streamline the process so that an affected Portfolio can more efficiently continue toward achieving its investment objective with a subadvisor recommended by AIC and approved by the Board.

If AIC and/or CVS are authorized to make changes to the existing subadvisory arrangements outside of the proxy solicitation process, shareholders will continue to benefit by knowing that AIC has applied the same safeguards and criteria in making its selection while continuing to fulfill its same duties to shareholders and to CVS. Although Management would be authorized to make a subadvisory change without a shareholder vote, as shareholders, you are entitled to and would continue to receive the same disclosure and details about the selection process and the background of the newly selected subadvisor as you have received in this solicitation, but in the form of an information statement instead of a proxy statement. This information would be delivered to shareholders within 90 days of the subadvisory change.

Recommendation

The Board has approved Management's recommendation to implement the Order and seek the authority to enter into a new and/or to materially amend an existing investment subadvisory agreement without shareholder approval and recommends that shareholders vote FOR the Proposal.

Proposal 4

For Ameritas Growth, Income & Growth, Mid Cap, Small Capitalization, Money Market, Emerging Growth, Growth With Income, Research, and Index 500 Portfolios: To approve removal of the current cap on the expense ratios of each Portfolio's average daily net assets. The Board of Directors will implement a voluntary cap at the same level as the current expense cap, but the voluntary cap may be removed or modified by action of the Board without shareholder approval.

The Portfolios identified above are currently subject to a cap on Portfolio expense ratios. The expense caps were established pursuant to SEC Order dated October 4, 1999, approving the Substitution Application of Ameritas Variable Life Insurance Corp., an affiliate of AIC. These nine Portfolios were established and initially funded by means of a substitution of funds invested in similar Portfolios of unaffiliated mutual fund companies managed by the same investment advisors that now serve under contract with AIC as subadvisor to these nine Portfolios, with the exception of the Money Market Portfolio.

As a condition of the Order approving the Substitution, AIC agreed to guarantee that the expenses of the nine Portfolios would not be permitted to exceed an expense ratio which was .10% greater than the prior expense ratio of the unaffiliated replaced fund, unless an amendment to the investment advisory agreement between CVS and AIC is approved "modifying or eliminating AIC's expense guarantee."

The chart below illustrates the expense ratio under the current cap for the nine Ameritas Portfolios as of December 31, 2000:

Portfolio Expense Ratio

Growth .89%

Income & Growth .78%

MidCap Growth .94%

Small Capitalization 1.00%

Money Market .36%

Emerging Growth .95%

Growth with Income .98%

Research .96%

Index 500 .38%

AIC and the Board believe that it may be necessary from time to time to raise the expense ratio in order to attract and retain new subadvisors for the Portfolios. Increasing the expense ratios may be appropriate for other purposes as well.

Recommendation

The Board recommends a vote to authorize CVS to remove the current cap on the expense ratios of each Portfolio's average daily net assets for the Ameritas Growth, Income & Growth, MidCap Growth, Small Capitalization, Money Market, Emerging Growth, Growth with Income, Research, and Index 500 Portfolios. The Board will implement a voluntary cap at the same level as the current expense cap, but the voluntary cap may be removed or modified by action of the Board of Directors without shareholder approval.

Proposal 5

For each Portfolio: To ratify the Board's selection of auditors, Arthur Andersen LLP

Discussion

Shareholders are requested to ratify the action of the Board in selecting the firm of Arthur Andersen LLP ("Arthur Andersen") as the independent auditors for the current fiscal year. The Board believes that the firm is well qualified, and has accordingly selected Arthur Andersen to act as independent auditors, subject to ratification by shareholders.

Neither Arthur Andersen nor any of its partners has any direct or indirect connection (other than as independent auditors) with CVS or any of its affiliates.

Recommendation

The Board recommends a vote FOR ratification of the selection of Arthur Andersen LLP as independent auditors.

SHAREHOLDER PROPOSALS

CVS is not required to hold annual shareholder meetings. Shareholders who would like to submit proposals for consideration at future shareholder meetings should send written proposals to the Calvert Legal Department, 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.

VOTING INFORMATION

Proxies are solicited initially by mail. CVS may bear solicitation costs. By voting as soon as possible, you can save your Fund the expense of follow-up mailings and calls.

A proxy may be revoked at any time before January __, 2002 by oral or written notice to William M. Tartikoff, Esq., 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814. Unless revoked, all valid proxies will be voted in accordance with the specification thereon or, in the absence of specification, for approval of the proposals.

Each proposal must be approved by a majority of the outstanding shares, which is defined as the lesser of: (1) the vote of 67% or more of the shares of each Portfolio at the Special Meeting if the holders of more than 50% of the outstanding shares of each Portfolio are present in person or by proxy, or (2) the vote of more than 50% of the outstanding shares of each Portfolio. All classes of each Portfolio vote together.

Shareholders of each Portfolio of record at the close of business on November 7, 2001("record date") are entitled to notice of and to vote. Shareholders are entitled to one vote for each share held on that date. As of November 7, 2001, as shown on the books of each respective Portfolio, there were issued and outstanding:

_________ shares of Ameritas Growth

_________ shares of Ameritas Income & Growth

_________ shares of Ameritas MidCap Growth

_________ shares of Ameritas Small Capitalization

_________ shares of Ameritas Micro Cap

_________ shares of Ameritas Money Market

_________ shares of Ameritas Emerging Growth

_________ shares of Ameritas Growth With Income

_________ shares of Ameritas Research

_________ shares of Ameritas Select

_________ shares of Ameritas Index 500

ADJOURNMENT

In the event that sufficient votes in favor of the proposals set forth in the Notice of Proxy Statement are not received by the time scheduled, William M. Tartikoff, Esq., or Barbara J. Krumsiek may move to permit further solicitation of proxies with respect to any such proposals. Mr. Tartikoff and Ms. Krumsiek will vote in favor of such further solicitation on behalf of those shares that they are entitled to vote which have voted in favor of such proposals. They will vote against any such further solicitation on behalf of those proxies that have voted against any such proposals.

Investment Advisor

Ameritas Investment Corp.

5900 "O" Street

4th Floor

Lincoln, Nebraska 68510

Principal Underwriter

Calvert Distributors, Inc.

4550 Montgomery Avenue

Suite 1000N

Bethesda, Maryland 20814

Administrator

Calvert Administrative Services Company, Inc.

4550 Montgomery Avenue

Suite 1000N

Proxy Card

The undersigned, revoking previous proxies, hereby appoint(s) William M. Tartikoff, Esq. and William J. Atherton, attorneys, with full power of substitution, to vote all shares that the undersigned is entitled to vote. All powers may be exercised by a majority of the proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. This Proxy shall be voted on the proposals described in the Proxy Statement. Receipt of the Notice of Proxy Statement is hereby acknowledged.

You may cast your vote using one of the following methods:

1. By mail: postage-paid envelope enclosed

2. In person: January __, 2002

NOTE: Please sign the proxy card exactly as your name appears on the card. If you have a joint account, either person may sign the proxy card. When signing in a fiduciary capacity, such as executor, administrator, Director, guardian, etc., please sign your name and indicate your title. Corporate and partnership proxies should be signed by an authorized person indicating the person's title.

Date: ________________________, 200_

__________________________________

__________________________________

Signature(s) (and Title(s), if applicable)

IF NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSALS.

As to any other matter, the attorneys shall vote in accordance with their best judgment.

THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE FOLLOWING:

  For each Portfolio: The shareholders of the Ameritas Portfolios have not had a opportunity to formally vote on the Board members of the Calvert Variable Series, Inc. Thus, it is appropriate for the shareholders to ratify the complete slate of directors.
    William J. Atherton
    Frank H. Blatz, Jr.
    Alice Gresham Bullock
    Charles E. Diehl
    Thomas C. Godlasky
    Barbara J. Krumsiek
    M. Charito Kruvant
    Cynthia H. Milligan
    Arthur J. Pugh

For all ☐ Against all ☐ Abstain on all ☐

  To abstain from voting on or to vote against one or more of the proposed Directors listed above, but to approve the others, place an "x" in the box at left and indicate the number(s) of the person on the appropriate line: I vote against _____________. I abstain on _____________.

2. Ameritas Small Capitalization: To approve a new investment subadvisory agreement between AIC and the investment subadvisor, John McStay Investment Counsel.

For ☐ Against ☐ Abstain ☐

3. For each Portfolio: To authorize CVS and/or AIC to enter into a new and/or materially amending an existing investment subadvisory agreement in the future without having to first obtain shareholder approval.

For ☐ Against ☐ Abstain ☐

4. For Ameritas Growth, Income & Growth, Mid Cap, Small Capitalization, Money Market, Emerging Growth, Growth With Income, Research, and Index 500 Portfolios: To authorize CVS to remove the current cap on the expense ratios of each Portfolio's average daily net assets. The Board will implement a voluntary cap at the same level as the current expense cap, but the voluntary cap may be removed or modified by action of the Board of Directors without shareholder approval.

For ☐ Against ☐ Abstain ☐

5. For each Portfolio: To ratify the Board's selection of auditors, Arthur Andersen LLP.

For ☐ Against ☐ Abstain ☐